As filed with the Securities and Exchange Commission on August 30, 2000
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                                       CTG RESOURCES, INC.
(Exact name of registrant as specified in its charter)

                                                                                                    Connecticut
     (State or other jurisdiction of incorporation or organization)

                                                                                                   06-1466463
 (I.R.S. Employer Identification Number)

100 Columbus Boulevard
Hartford, Connecticut 06103
                                                                                            (860)727-3000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James P. Bolduc
Executive Vice President and Chief Financial Officer
100 Columbus Boulevard, Hartford, Connecticut 06103
                                                                                               (860)727-3424
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence should be sent to:
Willard F. Pinney, Jr.
Murtha Cullina LLP
CityPlace I
185 Asylum Street
Hartford, Connecticut 06103-3469

                                                 From time to time after the effectiveness of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please  check the  following box.  [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.  [  ]
_____________________________________________________________________________________________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
_____________________________________________________________________________________________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock	75,000 shares	$39.3125	$2,948,438	$778.39

(1) The number of shares of Common Stock of CTG Resources, Inc. being registered represents shares which the Trustee may purchase or otherwise acquire for the account of the shareholders participating in the CTG Resources, Inc. Dividend Reinvestment Plan .

(2) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457, the registration fee has been calculated on the basis of the average of the high and low prices for the Common Stock on the New York Stock Exchange on August 28, 2000.

PROSPECTUS

CTG RESOURCES, INC.
NYSE: CTG
DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment Plan (the "Plan") of CTG Resources, Inc. (the "Company" or "CTG") provides holders of record of the Company's common stock (the "common stock") and of the preferred stock of its subsidiary, Connecticut Natural Gas Corporation ("CNG"), with a convenient and economical method of investing cash dividends in shares of the Company's common stock, without payment of any brokerage commission or service charge. While holders of record of all classes of the Company's common and CNG's preferred stock may participate, the Plan provides for the purchase of the Company's common stock only.

  DIVIDEND REINVESTMENT PROGRAM. Holders of record of the Company's common stock and CNG's preferred stock may elect to have some or all of the cash dividends paid on their shares reinvested in shares of the Company's common stock.
  OPTIONAL STOCK PURCHASE PROGRAM. Record holders of the Company's common stock and CNG's preferred stock who participate in the Plan may also voluntarily contribute cash for the purchase of shares of the Company's common stock. No commission or other fee is charged in connection with such purchases. The maximum amount which may be contributed in each calendar quarter is $5,000 and the minimum amount is $25.
  SAFEKEEPING PROGRAM. All shares acquired through the Plan shall, and any or all other shares owned by record holders can (but are not required to), be deposited with the Company's transfer agent, ChaseMellon Shareholder Services, L.L.C. (the "Agent"), for safekeeping, whether or not dividends on the shares are reinvested.

This Prospectus relates to the shares of the Company's common stock being registered for sale under the Plan. Such shares may be authorized but unissued shares or shares purchased in the open market.

Shares of the Company's common stock may be acquired by Plan participants through the reinvestment of cash dividends and through optional purchases. The price of any shares purchased directly from the Company will be the average of the high and low market prices on the dividend payment date (the "Fair Market Value"). The price of any shares purchased on the open market by the Agent will be determined by the weighted average of the actual price paid to acquire the shares (the "Current Market Value").

The proceeds from the sale of any and all shares of common stock sold through this Plan will be used for general corporate purposes. These purposes include the continuing requirements of both the Company's regulated and unregulated operations for equity capital. The Company cannot estimate with certainty either the number of shares which will be sold through this Plan or the prices at which such shares will be sold.

_______________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________________________

The date of this Prospectus is August 30, 2000

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus is not an offer to sell or the solicitation of any offer to buy any securities in any state where an offer is not permitted. The information in this Prospectus is current as of August 30, 2000. You should not assume that this Prospectus is accurate as of any other date.

WHERE YOU CAN FIND MORE INFORMATION

      CTG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by CTG may be inspected and be copied, at prescribed rates, at public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, 26 Federal Plaza, New York, New York 10048. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as CTG, that file electronically with the SEC. The address of the SEC's Web Site is http:\\www.sec.gov. The SEC's Web Site can also be accessed from CTG's Internet home page at Web address http:\\www.ctgcorp.com. The Company's common stock is listed on the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005 and, as a result, reports, proxy statements and other information concerning CTG may be inspected at the offices of the NYSE.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows the Company to "incorporate by reference" information into this prospectus. This means that CTG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents which are listed below that CTG has previously filed with the SEC. These documents contain important information about CTG's financial condition.

      The following documents which have been filed by CTG with the SEC are incorporated by reference in this prospectus.

  CTG's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.
  CTG's Quarterly Reports on Form 10-Q filed since its latest Annual Report on Form 10-K.
  The "Description of Registrant's Securities to be Registered" contained in Item 4 of the Registration Statement on Form 8-B of CTG relating to the Common Stock.

      The Company also incorporates by reference all documents it files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the termination of the offering of common stock offered by this Prospectus. Any statement or information contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes any such statement.

      CTG will provide to you, without charge, a copy of any or all of the documents incorporated into this Prospectus by reference, other than exhibits and schedules to such documents, unless such exhibits and schedules to such documents are specifically incorporated by reference into the documents incorporated by reference into this Prospectus. Requests for such copies should be directed to the Office of the Secretary, CTG Resources, Inc., 100 Columbus Boulevard, Hartford, Connecticut 06103; telephone number: (860) 727-3203. All of these documents, including exhibits and schedules, are also available for inspection or downloading from the SEC's EDGAR Database, accessible through the SEC's Web Site at Web address http://www.sec.gov, or through the Company's Internet home page at Web address http://www.ctgcorp.com.

THE COMPANY AND ITS BUSINESS

      CTG was incorporated under the laws of the State of Connecticut on October 31, 1996, and remained an inactive subsidiary of CNG until 1997 when it was organized as a holding company with two wholly-owned subsidiaries, CNG and The Energy Network, Inc. ("TEN"). At that time, the Plan replaced CNG's existing dividend reinvestment plan (the "CNG DRIP").

      CNG, which is the Company's principal subsidiary, is a regulated public utility headquartered in Hartford, Connecticut. CNG was incorporated as The Hartford City Gas Light Company by special act of the Connecticut General Assembly in 1848. It is engaged primarily in the distribution and sale of natural gas at retail in Hartford and 20 other cities and towns in central Connecticut and in Greenwich, Connecticut. Over the last three years, revenues from CNG's regulated operations have represented, on average, 92% of consolidated revenues of CTG and its affiliated companies. CNG's operations are subject to the jurisdiction of the Department of Public Utility Control of the State of Connecticut (the "DPUC"), which has the authority to regulate CNG's franchises, rates, issuance of securities, and other matters.

      CTG also conducts unregulated operations through TEN, which was incorporated in Connecticut in 1982. TEN has two active wholly-owned subsidiaries, The Hartford Steam Company ("HSC") and TEN Transmission Company ("TEN Transmission"). TEN and HSC primarily own and operate district heating and cooling systems in Hartford, Connecticut, serving commercial, industrial and institutional customers. Ten's other operating division offers energy equipment rentals. TEN Transmission owns a 4.87% share of the Iroquois Gas Transmission System Partnership, which owns and operates a natural gas pipeline to deliver Canadian natural gas into New York State and Southern New England.

      On June 29, 1999, CTG announced that it had entered into an Agreement and Plan of Merger with Energy East Corporation, a New York corporation ("Energy East"), and a wholly-owned subsidiary of Energy East, Oak Merger Co. ("Oak"), pursuant to which CTG will merge with and into Oak (the "Merger"). The only outstanding approval for the Merger, which is expected in late August 2000, is from the SEC. The Merger should be completed shortly after receiving this last approval .

      The Plan will be terminated upon the completion of the Merger. CTG shareholders who hold the Company's shares under the Plan will have the option to receive cash or Energy East shares in exchange for their CTG shares held under the Plan.

      CTG's headquarters are located in its Operating and Administrative Center, 100 Columbus Boulevard, Hartford, Connecticut 06103; telephone number (860) 727-3000.

GENERAL DESCRIPTION OF THE PLAN

Purpose

      The Plan is offered as a convenience to owners of CTG's common stock and of CNG's preferred stock who may wish to acquire shares of CTG's common stock, either by systematically reinvesting some or all of their cash dividends, or by making cash payments, all without payment of any brokerage commission, service charge, or other expense.

      The Plan is a continuation of an automatic dividend reinvestment and optional stock purchase program which CTG has made available to its shareholders for a number of years. As an additional service to participants in the Plan, CTG also offers those shareholders the opportunity to deposit their Company stock with the Agent for safekeeping. Shareholders who use this service can avoid the inconvenience of maintaining a safe deposit box or other location to hold their share certificates.

      The number of shares registered and offered for sale by this Prospectus are subject to adjustment as determined by the Board of Directors of the Company in the event of stock splits, stock dividends and other transactions that may effect a recapitalization of the Company.

      CTG reserves the right to amend, suspend or terminate the Plan and the services offered by the Plan, in whole or in part, at any time. However, it is the Company's intention to continue to offer the Plan and such other services as a convenience to its shareholders up to the completion of the Merger. Effective with the June 2000 dividend, dividends to all shareholders were paid in cash and the reinvestment features of the Plan were suspended pending the Merger.

      Following the Merger, Energy East will offer a similar plan. Essential information about the Energy East plan was mailed to shareholders together with all other Merger documents related to choosing cash or Energy East shares in exchange for your CTG shares to effect the Merger. On the election form you have the option to indicate that you choose not to participate in the Energy East plan. If you do not choose this option you will automatically be enrolled in the Energy East plan after the Merger.

Advantages to Participants

  Participants may reinvest all or a portion of their cash dividends in the Company's common stock without payment of any brokerage commission or service charge;
  Participants may enjoy full investment of funds because fractions of shares, as well as whole shares, will be credited to their account;
  Participants take advantage of dollar cost averaging through regular and consistent common stock purchases to produce long range benefits;
  The Plan offers a "safekeeping" service for stock certificates. Participants may deposit their stock certificates with the Agent and have their ownership of such stock maintained on the Agent's records as part of their Plan account;
  Participants receive a statement of account at each calendar quarter, simplifying personal record keeping;

  These services are provided on behalf of the Company by the Agent. The Agent's fees and other expenses incurred in providing these services will be paid by the Company, except that participants will be required to pay brokerage commissions with respect to any shares sold by the Agent on their behalf.

      All holders of record of shares of CTG common stock and CNG preferred stock may participate in the dividend reinvestment program or the safekeeping program, or in both. Shareholders enrolled in either program may make additional, optional purchases of CTG common stock under the Plan. Any shareholder whose shares are held in a name other than his or her own, such as the name of a broker, bank nominee or the like, must first have the shares registered in his or her own name in order to take advantage of these services.

DIVIDEND REINVESTMENT PROGRAM

Procedure for Participation

      If you wish to participate in the dividend reinvestment program of the Plan, you should sign and return to the Agent an enrollment authorization card indicating on it your intention to have the dividends payable on all or a portion of your shares reinvested. The specific number of your shares as to which dividends are to be reinvested, if fewer than all of your shares, must be written on the card. In order for you to participate in the program with respect to a future dividend, an enrollment authorization card must be received by the Agent no later than the record date for such dividend.

Source of Shares; Timing of Purchases

      The Company reserves the right to purchase shares for the Plan directly from the Company (authorized but unissued shares), on the open market, or by a combination of these two choices. Each time the Company pays a dividend, it will instruct the Agent as to whether to purchase shares for the Plan on the open market or directly from the Company. If the shares are purchased directly from the Company, the per share purchase price will be the Fair Market Value. If the shares are purchased on the open market, the per share price will be the Current Market Value.

      If the shares are being purchased on the open market, the Agent may, in its sole and absolute discretion, begin purchasing shares no earlier than five business days prior to the dividend payment date and complete purchasing shares no later than thirty (30) days after such date, except where beginning such purchases at an earlier time is permissible or where completing such purchases at a later time is necessary or advisable under applicable federal securities laws and regulations. Neither the Company nor any participant shall have any authority or power to direct the time or price at which shares maybe purchased or the selection of the broker or dealer through whom such purchases are to be made. If the shares are being purchased directly from the Company, the shares will be purchased as of the dividend payment date.

Investment of Funds

      The Agent will credit the dividends which are to be reinvested to the account of each participant in the form of shares of the Company's common stock. Credit will be given for fractional shares. All dividends earned on the full and fractional shares acquired for the participant under the program will be similarly reinvested. The number of shares purchased with reinvested dividends will depend on whether the shares are purchased directly from the Company or on the open market. If the shares are purchased directly from the

Company, the number of shares purchased will be determined by dividing the total amount of the dividend to be reinvested by the Fair Market Value on the dividend payment date. If the shares are purchased on the open market, the number of shares purchased will be determined by dividing the total amount of the dividend to be reinvested by the Current Market Value.

Ending Your Participation in the Dividend Reinvestment Program

      The Plan is entirely voluntary. You may end your participation in the dividend reinvestment program at any time by writing instructions to the Agent. The Agent must receive your written instructions to end your participation by at least five (5) days prior to the record date for a dividend. Unless otherwise directed, the Agent will continue to hold your shares under the safekeeping program.

OPTIONAL STOCK PURCHASE PROGRAM

Optional Cash Payments

      Each participant in the Plan may make optional cash payments. Your optional cash payment must be at least $25.00 for any single payment. Your total optional cash payments in any calendar quarter may not be more than $5,000.00. You may make regular optional cash payments or from time to time and in varying amounts within the prescribed limits. Optional cash payments will be invested in additional shares of the Company's common stock for your account. Effective July 2000, the optional stock purchase program was suspended pending the Merger.

Source of Shares; Timing of Purchases

      On the last Friday of each month or the next business day if such Friday is not a business day (the "Investment Date"), the Agent will make share purchases based on optional cash payments received during such month and prior to the Investment Date. The shares will be purchased directly from the Company or on the open market, as directed by the Company. If the shares are purchased directly from the Company, the per share purchase price will be the Fair Market Value. If the shares are purchased on the open market by the Agent, the price will be the Current Market Value. However, the Agent reserves the right to defer the investment of optional cash payments to the next month or to the dividend payment date to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. You will not be paid interest on your optional cash payments that are received and held by the Agent pending their investment in shares of the Company's common stock.

SAFEKEEPING PROGRAM

      Shareholders may deposit their share certificates with the Agent for safekeeping, whether for the Company's common stock or for CNG's preferred stock. Shareholders who use this service can avoid the inconvenience of maintaining a safe deposit box or other location to hold their share certificates.

Procedure for Participation

      All eligible shareholders who wish to avail themselves of the safekeeping program for their shares should mail their certificates to Chase Bank, c/o ChaseMellon Shareholder Services, P.O. Box 3335, So. Hackensack NJ 07606. Certificates should be sent by registered mail and should be accompanied by written instructions specifying (i) that the shares are furnished for safekeeping and (ii) that dividends are to be either reinvested pursuant to the Plan or paid directly to the shareholder.

Ending Your Participation in the Safekeeping Program

      You may end your participation in the safekeeping program without charge at any time by requesting in writing to the Agent that a certificate be issued for all of the shares held for you by the Agent. When you end your participation, the Agent will forward a certificate representing the full shares of stock in your account and a check for the cash value of any fractional shares credited to your account. The cash value of any fractional shares will be calculated on the basis of the average of the high and low market prices of the Company's common stock on the New York Stock Exchange on the date the Agent receives your notice.

ADDITIONAL INFORMATION

Handling of Accounts

      The Agent will maintain a separate account for each shareholder participating in the Plan. Common stock purchased under the Plan or delivered to the Agent for safekeeping will be registered in the name of the Agent's nominee as agent for you until the shares are transferred or distributed to you at your request. At any time that you request in writing, the Agent will issue to you a certificate representing all full shares being held for you in the Plan. No certificates will be issued to you unless you make your requested in writing or until your Plan account is closed. No certificates will be issued for fractional shares.

      Any stock dividends or stock splits with respect to the Company's common stock associated with the shares held for you in your Plan account will be credited to your Plan account and treated in the same manner as other shares held in your Plan account. In the event that any rights to purchase additional shares of the Company's common stock or other securities are received by the Agent with respect to shares held in participants' accounts, the Agent will distribute such rights as soon as practicable. In making purchases, the Agent may combine your funds with those of other participants.

Statements of Accounts

      You will receive a detailed statement from the Agent to confirm all reinvested dividend shares and all shares that are purchased for you based on any optional cash payments that you make, as soon as practicable after such purchases are made. You will also receive a detailed statement from the Agent to confirm the receipt of any shares which you delivered to the Agent for safekeeping. In addition, following each dividend payment, the Agent will send you a statement verifying the number of shares held in custody. Your statements will include information concerning share balance, dividend rate, total dividends credited, full and fractional shares credited and total shares in your account. In addition, each year the Agent will provide you with a tax statement that will indicate the total cash dividends reinvested pursuant to the Plan for your account and other relevant tax information. You are responsible for keeping these statements in order to establish the cost basis of the shares purchased under the Plan for tax purposes.

      You will also receive the same communications that are sent to all registered holders of shares of the Company's common stock and CNG's preferred stock, including the Company's quarterly and annual reports to shareholders.

      All notices, statements and reports from the Agent to you will be addressed to you at your last known address on file with the Agent. Therefore, you must promptly notify the Agent of any change of address. The failure to do so for an extended period of time may result in the escheatment of your account to the state of your last known address, in accordance with applicable state laws.

Cost to Participants

      The Company will pay the full cost of administering the Plan. The Company also pays the brokerage fees and other expenses associated with the purchase of any shares on the open market. There are no brokerage fees for shares purchased directly from the Company. You are required to pay the brokerage fees and handling charges when you sell any of your shares from the Plan.

Sale of Stock

      When you want to sell the shares in your Plan account you must submit your written instructions to the Agent. The Agent then will sell the full shares in your Plan account and deliver the proceeds, less brokerage commissions, plus the cash equivalent of any fractional shares in your account. If you dispose of all common stock of the Company and preferred stock of CNG that is registered in your name and not held in the Plan, the Agent will attempt to determine from you what you want done with the shares in your Plan account. Should the Agent be unable to obtain written instructions from you regarding the disposition of your Plan account, the Agent may, in its discretion, continue to hold shares in your Plan account and reinvest dividends paid on such shares until it is otherwise notified.

FEDERAL INCOME TAX CONSIDERATIONS

Taxable Income and Tax Basis

      For federal income tax purposes, in general, all your cash dividends, whether paid to you in cash or reinvested, are considered taxable income to you at the time they are received or reinvested. When your cash dividends are reinvested in shares of the Company's common stock for you, they are treated as a distribution in an amount equal to the Fair Market Value of the shares on the dividend payment date when the shares are purchased from the Company, and a distribution in an amount equal to the sum of the Current Market Value of the stock purchased by the Agent and your share of any brokerage commissions paid by the Company when the shares are purchased on the open market.

      In the opinion of the Company, the amount of the distribution is not increased as a result of the Company's payment of administrative fees or expenses of the Plan. Should the Internal Revenue Service determine that the Company's payment of Plan administrative expenses increases the amount of the distribution, it is the Company's belief that you would be able to deduct the amount that would be includable in income. Individual participants who itemize deductions would have to take the amount of these expenses into account subject to the limitations applicable to so-called miscellaneous itemized deductions.

      The tax basis of shares of common stock purchased directly from the Company is equal to the Fair Market Value of the shares on the relevant dividend payment date. The tax basis of shares purchased on the open market is equal to the sum of the Current Market Value of the shares purchased by the Agent and the participant's share of any brokerage commissions paid by the Company. The tax basis of shares purchased directly from the Company with optional cash payments is equal to the amount of such cash payment. The tax basis of any shares acquired through the Plan may be adjusted as a result of subsequent events, such as distributions that constitute a return of capital, stock splits and stock dividends.

      You do not realize taxable income when you receive certificates for the whole shares of common stock in your Plan account, regardless of whether you requested the certificates or you withdrew from or ended your participation in the Plan. You do recognize gain or loss (which, for most participants, will be capital gain or loss) when you sell or exchange your Plan shares, whether you instruct the Agent to sell or exchange your shares or you first receive certificates for your shares and then sell or exchange them yourself. Generally, the amount of the gain or loss is equal to the difference between the amount which you receive for your shares or fractional shares and the tax basis of those shares.

      In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, or in the case of domestic shareholders whose dividends are subject to backup withholding tax, the amount of tax to be withheld will be deducted from the shareholders' dividend cash payment and the remaining amount of the shareholders' dividend cash payment will be applied to the purchase of shares of Company common stock. In the case of those foreign shareholders whose sale proceeds are subject to withholding, or in the case of domestic shareholders whose sale proceeds are subject to backup withholding tax, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

      We believe that the preceding description is an accurate summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. This summary is included only for your general information. However, this summary does not reflect every situation that could result from participation in the Plan, and it does not discuss foreign, state or local tax consequences. We advise you to consult your own tax advisors for information about your specific situation.

USE OF PROCEEDS

      The proceeds from the issuance and sale of shares of common stock sold pursuant to the Plan will be used for general corporate purposes. These purposes include the continuing requirements for equity capital of both CNG and TEN. The Company cannot estimate with certainty either the number of shares which will be sold pursuant to the Plan or the prices at which such shares will be sold.

DIVIDENDS

      As a provision of the Company's Forward Equity Purchase Agreement with TEN, CTG is restricted from declaring or paying any dividends or distributions to its holders of common stock if any amounts due and payable under this agreement are in arrears. CNG's two classes of preferred stock have certain restrictions as to which dividends must be paid prior to the payment of common stock dividends by CNG, and, under CNG's open-end indenture securing its First Mortgage Bonds there are certain other restrictions relating to CNG's payment of common dividends. There are no other restrictions on the Company's present or future ability to pay common dividends. CTG expects to maintain its dividend policy until the time of the Merger.

      Quarterly dividends are also paid by CNG on its two classes of preferred stock. These dividends are also eligible for reinvestment in common stock pursuant to the Plan.

VOTING

      The Agent will vote all full shares that it holds on your behalf in accordance with your instructions on the proxy that you returned to the Company. If you do not return a proxy to the Company, the Agent will not vote the shares in your Plan account unless otherwise required by law or judicial or administrative order.

LIABILITY

      Neither the Company, CNG or the Agent shall be liable under the Plan with respect to services rendered to shareholders for any act done in good faith or for any good faith omission to act, including without limitation any claims of liability (1) arising out of failure to close a participant's account upon the participant's death prior to receiving written notice of the participant's death, (2) with respect to the prices at which shares are purchased for the participant's account and the time such purchases are made, (3) with respect to the times at which purchases or sales are made, and (4) with respect to fluctuations in the market value of Plan shares in a participant's account.

LEGAL OPINION

      Legal matters in connection with the securities offered hereby will be passed upon by Murtha Cullina LLP, counsel for the Company.

EXPERTS

      CTG Resources, Inc.'s consolidated financial statements and related supporting schedules in the Annual Report on Form 10-K for the fiscal year ended September 30, 1999, incorporated by reference into this Prospectus and registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing, in giving said reports.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Connecticut Business Corporation Act and certain provisions of the Company's By-Laws provide for the indemnification of the Company's directors, officers, employees and agents in a variety of circumstances, which may include liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company has purchased liability insurance, as permitted by Connecticut law, on behalf of its directors, officers, employees or agents, which also may cover liabilities arising under the Securities Act.

      Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

IT IS SUGGESTED THAT THIS PROSPECTUS BE RETAINED FOR FUTURE REFERENCE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

      The estimated expenses of the offering, all of which shall be paid by the Company, are as follows:

Registration Fee	$ 800
Legal Fees and Expenses	5,000
Accounting Fees	2,000
Miscellaneous	1,000
Total	$ 8,800

ITEM 15. Indemnification of Directors and Officers.

      (a)  Indemnification.  In the absence of limiting provisions in its certificate of incorporation, a Connecticut corporation which was incorporated prior to January 1, 1997, is required generally to indemnify a director, officer, employee or agent made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "proceeding"), because of his position with or actions on behalf of the corporation, against any liability, including reasonable expenses, incurred in the proceeding, if: (1) He conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. (Indemnification generally is not permitted where a director, officer, employee or agent is adjudged liable to the corporation in a proceeding by or in the name of the corporation or in a proceeding charging improper personal benefit to the director, officer, employee or agent.) The Company's Amended and Restated Certificate of Incorporation contains no limiting provisions with respect to indemnification of directors, officers, employees or agents and, therefore, the mandatory indemnification provisions summarized above will be applicable to the Company.

      Article II of the By-laws of the Company provides that the directors, officers, employees and agents of the Company shall be indemnified to the fullest extent permitted by law and the Company's Certificate of Incorporation, and that the Company shall advance the payment of legal expenses in the defense of a claim for which indemnification may be available to the fullest extent permitted by law and the Company's Certificate of Incorporation.

      (b)  Insurance.  The Company has in place directors' and officers' liability policies insuring the directors and officers of the Company against certain wrongful acts.

ITEM 16. Exhibits.

      The exhibits filed, or incorporated by reference, as part of this registration statement are as follows:

Exhibit No.	Description
99 (1)	Exhibit Index
5 (1)	Opinion of Murtha Cullina LLP re: legality
23 (1)	Consent of Murtha Cullina LLP is included in its opinion re: legality
23 (2)	Consent of Arthur Andersen LLP
24	Powers of Attorney authorizing execution of Registration Statement

ITEM 17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(A)   To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

(B)   To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(C)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      Provided however, that understanding 1 (A) and 1 (B) above do not apply to this Registration Statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

2.   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof

5.   To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 30th day of August, 2000.

CTG Resources, Inc.
 (Registrant)

By S/ Arthur C. Marquardt
        Arthur C. Marquardt
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated as of the 30th of August, 2000.

S/ Arthur C. Marquardt Arthur C. Marquardt	Chairman, President and Chief Executive Officer
S/ James P. Bolduc James P. Bolduc	Executive Vice President and Chief Financial Officer
S/ Andrew H. Johnson Andrew H. Johnson	Treasurer and Chief Accounting Officer
S/ R. L. Babcock R. L. Babcock*	Vice President, General Counsel and Secretary

*Attorney-in-Fact for:
Herman J. Fonteyne, Director
Victor H. Frauenhofer, Director
Beverly L. Hamilton, Director
Harvey S. Levenson, Director
Denis F. Mullane, Director
Richard Shima, Director
Laurence A. Tanner, Director
Michael W. Tomasso, Director